UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 9, 2014

KILROY REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-12675	95-4598246
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California		90064
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(310) 481-8400

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 9, 2014, the Board of Directors (the “Board”) of Kilroy Realty Corporation (the “Company”) amended and restated the Company’s Second Amended and Restated Bylaws, as amended (the “Bylaws”). In addition to certain technical, conforming, and clarifying changes, the amendments to the Bylaws include the following changes:

Meetings of Stockholders. Section 2 of Article II was amended to provide that, rather than being held during the month of May each year, the Company’s annual meeting of stockholders may be held on any date and time determined by the Board.

Stockholder List. Section 9 of Article II was amended to remove the requirement that the officer who has charge of the stock ledger of the Company prepare a list of stockholders that shall be open to the examination of any stockholder for a period of at least ten days prior to any meeting of stockholders. Stockholders will continue to be entitled to the statutory inspection rights permitted under the Maryland General Corporation Law.

Advance Notice of Director Nominations and New Business Proposals. Section 2(b) of Article II was amended to revise the advance notice deadline for written notice of director nominations or other business to be brought before an annual meeting of stockholders to a date that is not less than 120 days nor more than 150 days prior to the one year anniversary of the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date). In addition, Section 2(b) of Article III was amended to revise the advance notice deadline for written notice of director nominations to be brought before a special meeting of stockholders to a date that is not earlier than 150 days nor later than 120 days prior to such special meeting.

Proxy Access. In accordance with the Company’s previous agreement to amend its Bylaws prior to the Company’s 2015 Annual Meeting of Stockholders to adopt a proxy access right for stockholders (as disclosed by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2014), Section 3 of Article III has been added to permit a stockholder, or group of up to ten stockholders, owning at least 5% of the Company’s outstanding common stock continuously for at least the prior three years to nominate for election to the Board and inclusion in the Company’s proxy materials for its annual meeting of stockholders up to 25% of the number of directors then serving on the Board. Requests to include director nominees in the Company’s proxy materials must be received by the Company not less than 120 days nor more than 150 days prior to the one year anniversary of the preceding year’s annual meeting of stockholders (with adjustments if the date for the upcoming annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date). The foregoing proxy access right is subject to additional eligibility, procedural and disclosure requirements set forth in Section 3 of Article III of the Bylaws.

Special Meetings of the Board. Section 8 of Article III (formerly Section 6 of Article III) was revised to shorten the required notice period for special meetings of the Board from 48 hours’ to 24 hours’ notice to each director.

Committees of the Board. Section 12 of Article III was amended to eliminate the enumeration of the limitations on the powers that may be delegated to a committee of the Board and to thereby clarify that the Board may delegate to committees any or all of the powers and authority of the Board to the maximum extent permitted under the Maryland General Corporation Law. Section 12 of Article III was also amended to eliminate the requirement that the Board have a standing Executive Committee and to provide that the Nominating/Corporate Governance Committee of the Board will constitute the Independent Committee of the Board with the authority to approve the transactions specified in Section 7 of Article III of the Bylaws.

Ratification. A new Section 16 of Article III was added to clarify the authority of the Board and the Company’s stockholders to ratify or make binding prior actions or inactions by the Company or its officers.

The foregoing summary of the changes to the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the Bylaws, as amended and restated, which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01    Other Events.

As a result of the amendments to the Company’s Bylaws described in Item 5.03 of this Current Report on Form 8-K, written notice to the Company to nominate an individual for election to the Board at the Company’s 2015 Annual Meeting of Stockholders pursuant to Section 2 or Section 3 of Article III of the Bylaws, or to bring other business before the Company’s 2015 Annual Meeting of Stockholders pursuant to Section 2 of Article II of the Bylaws (other than proposals governed by Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended), must be delivered to or mailed and received at the Company’s principal executive offices not earlier than December 23, 2014 and not later than January 22, 2015. Other specifics regarding the notice procedures, including the required content of the notice, can be found in the Company’s Bylaws, a copy of which is attached hereto as Exhibit 3.1.

Item 9.01    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
3.1*	Third Amended and Restated Bylaws of Kilroy Realty Corporation, effective as of December 9, 2014.
_______________
*    Filed herewith.

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kilroy Realty Corporation
Date: December 11, 2014

	By:	/s/ Heidi R. Roth
Heidi R. Roth Senior Vice President, Chief Accounting Officer and Controller